SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934
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☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
Comm Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

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Notice of 2009
Annual Meeting
of Stockholders
and Proxy Statement

PLEASE COMPLETE, SIGN, DATE AND RETURN
YOUR PROXY PROMPTLY
Friday, June 5, 2009
10:30 A.M.
Elk Mountain Ski Resort
Route 374
Union Dale, Pennsylvania

Comm Bancorp, Inc.
125 North State Street
Clarks Summit, PA 18411
(570) 586-0377
WILLIAM F. FARBER, SR.
Chairman
May 7, 2009
Dear Stockholder:
You are cordially invited to join us at the 2009 Annual Meeting of Stockholders in Union Dale, Pennsylvania, on June 5, 2009.
Enclosed with this Proxy Statement are a form of proxy and a copy of our Form 10-K for the year ended December 31, 2008.
At this meeting, we will vote on the matters described in the Proxy Statement. We know that it is not practical for many stockholders to attend the Annual Meeting in person. In addition, annual meetings are not the most efficient way to communicate with our stockholders. Therefore, we encourage you to visit our website at www.combk.com for up-to-the-moment news. After the meeting, you are invited to enjoy a light luncheon.
Whether or not you plan to attend the Annual Meeting, we strongly encourage you to designate the proxies shown on the attached form to vote your shares. Please complete, sign, date and return by mail the enclosed proxy form in the envelope provided.
I would like to take this opportunity to remind you that your vote is important.

Sincerely,
/s/ William F. Farber, Sr.
William F. Farber, Sr.
Chairman

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS

DATE:	June 5, 2009
TIME:	10:30 A.M.
PLACE:	Elk Mountain Ski Resort
Route 374
Union Dale, Pennsylvania
MATTERS TO BE VOTED UPON:
1.	A proposal to fix the number of directors to be elected at eight;

2.	A proposal to elect the nominees named in the attached proxy as directors to serve for a one-year term;

3.	A proposal to ratify the appointment of Beard Miller Company LLP, as our independent registered public accounting firm for the year ending December 31, 2009; and

4.	Any other matters that may properly come before the meeting.
YOUR BOARD OF DIRECTORS RECOMMENDS YOU VOTE IN FAVOR OF THE PROPOSALS TO FIX THE NUMBER OF DIRECTORS, TO ELECT THE NOMINEES AS DIRECTORS AND TO APPOINT BEARD MILLER COMPANY LLP.
Stockholders who are holders of record of our Common Stock at the close of business on March 11, 2009, will be entitled to vote at the meeting. If you plan to attend the meeting, please indicate your wish by checking the box that appears on the proxy form.
It will be helpful to us if you will read the Proxy Statement and the voting instructions on the proxy form, and then vote by promptly filling out, signing and dating the proxy form and returning it by mail in the envelope provided.
By Order of the Board of Directors,

/s/ William F. Farber, Sr.
William F. Farber, Sr. Chairman	Clarks Summit, Pennsylvania May 7, 2009

❖	Matters to be voted upon

i

QUESTIONS AND ANSWERS

Q:	Who is soliciting my vote?

A:	The Board of Directors of Comm Bancorp, Inc. is soliciting your vote at the 2009 Annual Meeting of Stockholders.

Q:	What am I voting on?

A:	Three proposals. Item numbers refer to item numbers on the proxy form.
Item 1.	To fix the number of directors at eight.

Item 2.	To elect the directors.

Item 3.	To ratify the appointment of Beard Miller Company LLP, as our independent registered public accounting firm for the year ending December 31, 2009.

Q:	Who can vote?

A:	All stockholders of record at the close of business on March 11, 2009, are entitled to vote. Holders of our Common Stock are entitled to a vote per share. Fractional shares, such as those in the dividend reinvestment plan, will be voted.

Q:	How do I vote for directors?

A:	Each share or fractional share, as the case may be, is entitled to cast a vote for each director. For example, if you can vote 100 shares, you can cast up to 100 votes for each nominee for director.

Q:	How many votes are required to elect directors?

A:	Directors are elected by a plurality of the votes cast.

Q:	Who can attend the meeting?

A:	All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Seating, however, is limited. Upon arrival at the meeting, everyone is required to check in at the registration desk.

Q:	How do I vote?

A:	You may cast your vote by completing, signing, dating and mailing the proxy form in the enclosed postage-paid envelope. By voting, you will authorize the individuals named on the proxy form, referred to as the proxies, to vote your shares according to your instructions.

Q:	What happens if I do not indicate my preference for one of the items?

A:	If you leave Item 1 blank, the proxies will vote FOR the proposal to fix the number of directors at eight in number (Item 1). If you do not indicate how you wish to vote for one or more of the directors, the proxies will vote FOR election of all the nominees for director (Item 2). If you “withhold” your vote for a nominee for director, the proxies will not vote for that director. If you leave Item 3 blank, the proxies will vote FOR ratification of the appointment of Beard Miller Company LLP (Item 3).

Q:	What if I vote and then change my mind?

A:	You can revoke your proxy by writing to us, by voting again via mail, or by attending the meeting and casting your vote in person. Your last vote will be the vote that is counted.

Q:	How many votes must be present to hold the meeting?

A:	As of the record date, March 11, 2009, we had 1,724,445 shares of Common Stock outstanding. The holders of Common Stock have the right to cast a total of 1,724,445 votes. The presence, in person or by proxy, of stockholders entitled to cast at least a majority of the votes, which all stockholders are entitled to cast, constitutes a quorum for adopting the proposals at the meeting. If you have properly designated the proxies and indicated your voting preferences by mail, you will be considered part of the quorum, and the proxies will vote your shares as you have instructed them. If a broker holding your shares in “street” name indicates to us on a proxy form that the broker lacks discretionary authority to vote your shares, we will not consider your shares as present or entitled to vote for any purpose.

Q:	Is my vote confidential?

A:	Yes. Proxy forms, ballots and voting tabulations that identify individual stockholders are kept confidential, except in certain circumstances where it is important to protect our interests and the interests of our stockholders. Generally, only the judge of election and the employees processing the votes will have access to your name. They will not disclose your name as the author of any comments you include on the proxy form unless you ask that your name be disclosed to management.

Q:	How are my votes counted?

A:	You may either vote for or withhold authority to vote for each nominee for director for the board. If you withhold authority to vote with respect to any nominee for director, your shares will be counted for purposes of establishing a quorum, but will have no effect on the election of that nominee for director.

Q:	Who will count the votes?

A:	Our employees will tabulate the votes and the judge of election will review their tabulation process.

Q:	What shares are included in the proxy form?

A:	The shares listed on your form represent all the shares of Common Stock held in your name (as distinguished from those held in “street” name), including those held in the dividend reinvestment plan. You will receive a separate proxy form or forms from your broker if you hold shares in “street” name.

Q:	What does it mean if I get more than one proxy form?

A:	It indicates that your shares are held in more than one account, such as two brokerage accounts and registered in different names. You should vote each of the proxy forms to ensure that all of your shares are voted. We encourage you to register all of your brokerage accounts in the same name and address for better stockholder service. You may do this by contacting our transfer agent, American Stock Transfer and Trust Company, at 1-800-937-5449.

Q:	What happens if the meeting is postponed or adjourned?

A:	Your proxy will still be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

Q:	Who will bear the cost of this proxy solicitation?

A:	We will pay the cost of preparing, assembling and delivering the Notice of 2009 Annual Meeting of Stockholders, Proxy Statement and form of Proxy. Directors, officers and employees of us and Community Bank may solicit proxies in person or by telephone without additional compensation. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses in forwarding proxy materials to beneficial owners of our stock.

Q:	Whom can I call with any questions?

A:	You may call Investor Relations at (570) 587-3421, extension 308.

CORPORATE GOVERNANCE
COMMITTEES OF THE BOARD OF DIRECTORS
We have two standing committees, the Nominating and Corporate Governance Committee and the Joint Audit Committee. Each member of these committees satisfies the independence requirements mandated by the Securities and Exchange Commission (“SEC”), The NASDAQ Global MarketSM and any related banking laws.
The Nominating and Corporate Governance Committee assists the Board of Directors in fulfilling their corporate oversight responsibilities. The primary duties of this committee are to:
▪	Develop and recommend corporate governance policies and guidelines for us and monitor our compliance with these policies and guidelines; and

▪	Identify and recommend to the Board, director nominees and committee member candidates.
The following directors are members of the Nominating and Corporate Governance Committee: Joseph P. Moore, III, Chairperson; Dean L. Hesser and Susan F. Mancuso. The Nominating and Corporate Governance Committee operates pursuant to the Charter of the Nominating and Corporate Governance Committee. A copy of this charter is filed at Exhibit 99(ii) to our Annual Report on Form 10-K for the year ended December 31, 2003, Commission File Number: 0-17455, and is incorporated by reference into this proxy statement. In addition, this charter is posted on our website at www.combk.com and will be provided, without charge, upon written request to Comm Bancorp, Inc., 125 North State Street, Clarks Summit, PA 18411, Attn: Investor Relations. For further information on the procedure for director nominations, please see the caption below under: Director Nomination Procedure.
The Joint Audit Committee of us and Community Bank is responsible for assisting the Boards of Directors’ oversight of:
▪	The integrity of our financial statements;

▪	The audit by the independent public accounting firm registered with the Public Company Accounting Oversight Board (the “independent registered public accounting firm”) of our financial statements;

▪	Our report on internal controls;

▪	The independent registered public accounting firm’s and internal auditing firm’s qualifications and independence; and

▪	The performance of our internal audit function.
The following directors are members of the Joint Audit Committee: Susan F. Mancuso, Chairperson; Erwin T. Kost and Joseph P. Moore, III. For further information on the Joint Audit Committee, see the captions below under: Committees of the Board of Directors of Community Bank and Joint Audit Committee Report.
DIRECTOR NOMINATION PROCEDURE
The Nominating and Corporate Governance Committee is responsible to search for qualified candidates for director for us and Community Bank. The Committee performs its nominating function in accordance with the Charter of the Nominating and Corporate Governance Committee and our Bylaws. In making recommendations for nomination as a director, the committee reviews and considers the qualifications, strengths and abilities of the potential candidates, including new candidates that may be identified from time to time through our internal search and review procedures or as a result of stockholder recommendations. For new candidates, the review process becomes more involved as it becomes increasingly likely that a particular candidate may be recommended for nomination. In deciding whether to recommend the re-nomination of an incumbent director or the nomination of a director who previously served as an officer or director, the committee considers their prior performance as a director or officer. The committee also makes specific recommendations to the Board regarding the directors who it believes should be appointed to particular committees of the Board, based upon its review and assessment of the qualifications and abilities of the individual directors and the differing functions and membership requirements of the committees.

The committee works with the Board, on an ongoing basis, to identify the particular qualities and abilities that we generally seek in our directors, and the mix of experience, expertise and attributes that are sought or required for the Board as a whole. These qualities and attributes include, but are not limited to, integrity, business acumen, financial literacy and community involvement. Target attributes for our Board as a whole include independence, diversity of background and experience, and a range of expertise across all areas vital to corporate governance, including financial expertise and knowledge of the banking business. All candidates for nomination are evaluated against these target qualities and attributes, as well as our particular needs at the time, both on the Board and on committees of the Board. The committee will determine, in its sole discretion, whether a nominee meets the quality and attribute standards.
The committee oversees the internal procedures, adopted from time to time, to assist in the identification of suitable candidates to serve as directors. The committee also has the authority to retain professional consultants to assist in the task of identifying possible candidates, although it did not do so in 2008.
The Board gives substantial weight to the recommendations of the Nominating and Corporate Governance Committee in selecting nominees for election or appointment as directors. Under normal circumstances, the Board will not select nominees, including incumbent directors, who have not been recommended by a majority of the Nominating and Corporate Governance Committee members.
Under Section 10.1 of our Amended and Restated Bylaws, a stockholder may also nominate a person for director to be elected at our annual meeting. A stockholder must submit a nomination for director to the Secretary of the Board of Directors, in writing, no later than the close of business on the 60th day preceding the date for the annual meeting. This notification must contain the following information:
▪	The nominee’s name and address;

▪	The nominee’s principal occupation;

▪	The number of shares of our common stock held by the notifying stockholder and the nominee; and

▪	A certification, under oath before a notary public, that a nominee meets the eligibility requirements under Section 10.3 of our Amended and Restated Bylaws.
Under Section 10.3, a person is not qualified to serve as a director if he or she:
▪	Is under indictment for, or has ever been convicted of, a criminal offense involving dishonesty or breach of trust and the penalty for such offense could be imprisonment for more than one year;

▪	Is a person against whom a federal or state bank regulatory agency has, within the past ten years, issued a cease and desist order for conduct involving dishonesty or breach of trust and that order is final and not subject to appeal;

▪	Has been found either by any federal or state regulatory agency whose decision is final and not subject to appeal or by a court to have: (i) breached a fiduciary duty involving personal profit; or (ii) committed a willful violation of any law, rule or regulation governing banking, securities, commodities or insurance, or any final cease and desist order issued by a banking, securities, commodities or insurance regulatory agency; or

▪	Has been nominated by a person who would be disqualified from serving as our director under the above eligibility requirements.
If a stockholder’s nomination is not timely and in proper form or in accordance with the above requirements, the nominee will not be recommended by the Nominating and Corporate Governance Committee for consideration by the full Board of Directors. Furthermore, nominations not timely and in proper form, shall be disregarded by the presiding officer of the annual meeting, and upon his or her instruction, the vote tellers may disregard all votes cast for such nominee.

CODES OF ETHICS AND BUSINESS CONDUCT
The Boards of Directors of us and Community Bank have adopted a Code of Ethics for Senior Financial Officers that applies to the Chief Executive Officer (“CEO”) and Principal Executive Officer, Chief Financial Officer (“CFO”) and Principal Financial Officer and Vice President of Finance and Principal Accounting Officer (collectively referred to as the “Senior Financial Officers”). In addition, the Boards of Directors of us and Community Bank have adopted a Code of Business Conduct that applies to every director, executive officer and employee of us and Community Bank. The text of these Codes is posted on our website at www.combk.com. Copies of the Codes are filed at Appendices A and B to our 2007 Proxy Statement, Commission File Number: 0-17455, and are incorporated by reference into this Proxy Statement. In addition, copies of these Codes will be provided without charge by writing to Comm Bancorp, Inc., 125 North State Street, Clarks Summit, PA 18411, Attn: Investor Relations. Any amendment to, or waiver from, the provisions of the Code that require disclosure under applicable rules of the SEC or The NASDAQ Global MarketSM will be disclosed along with the reasons for the amendment or waiver in a current report on Form 8-K with the SEC and posted on our website.
Pursuant to the Sarbanes-Oxley Act of 2002, our Code of Business Conduct contains a provision for a person to report an actual or apparent violation of the Code of Business Conduct as well as a complaint regarding our accounting or auditing matters to management without fear of dismissal or retaliation of any kind. All reports or complaints under this Whistleblower provision are also kept in confidence. The Joint Audit Committee has oversight over this Code.
HOW TO CONTACT OUR DIRECTORS
Stockholders and other interested parties who wish to communicate with our directors may do so by writing to Comm Bancorp, Inc., 125 North State Street, Clarks Summit, PA 18411, Attn: Investor Relations-Corporate Secretary. The Office of the Corporate Secretary will forward such written correspondence to the applicable director or to the Nominating and Corporate Governance Committee if such correspondence is not addressed to a specific director. Periodically, the Nominating and Corporate Governance Committee will summarize all stockholder communications it has received and will make all such communications available for the directors’ review. In order to efficiently process all stockholder communications, the Nominating and Corporate Governance Committee, with the Board’s approval, may seek the assistance of counsel or advisors in reviewing and evaluating particular communications. In all cases, the complete text of communications will be made available to the directors in an appropriate and timely manner.

STOCK OWNERSHIP
THIS SECTION DESCRIBES HOW MUCH STOCK OUR DIRECTORS AND EXECUTIVE OFFICERS OWN. IT ALSO DESCRIBES THE PERSONS OR ENTITIES THAT OWN MORE THAN 5.0% OF OUR VOTING STOCK.
STOCK OWNED BY DIRECTORS AND EXECUTIVE OFFICERS
This table indicates the number of shares of our Common Stock owned by the directors and executive officers as of March 11, 2009. The aggregate number of shares owned by all directors and executive officers is 13.34%. Unless otherwise noted, each individual has sole voting and investment power for the shares indicated below.

Name of Individual	Amount and Nature of
or Identity of Group	Beneficial Ownership(1)	Percent of Class
David L. Baker	13,596.896	—
William R. Boyle(2)	3,298.786	—
William F. Farber, Sr.	150,960.000	8.75%
Judd B. Fitze	15,894.743	—
Dean L. Hesser	1,800.000	—
John P. Kameen	19,572.000	1.13%
Erwin T. Kost	11,175.197	—
Susan F. Mancuso	4,821.820	—
Joseph P. Moore, III	100.000	—
Scott A. Seasock(2)	8,884.552	—
All Directors and Executive Officers as a group (8 Directors, 4 Executive Officers, 10 persons in total)	230,103.994	13.34%

(1)	Includes shares held: (i) directly, (ii) jointly with spouse, (iii) jointly with various relatives, (iv) by the transfer agent in our dividend reinvestment account, (v) individually in employee benefit plans, and (vi) in various trusts.

(2)	Executive officer, not a director.
COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934
Executive officers, directors and “beneficial owners” of more than 10.0% of the Common Stock must file initial reports of ownership and reports of changes in ownership with the SEC and The NASDAQ Global MarketSM pursuant to Section 16(a).
We have reviewed the reports and written representations from the executive officers and directors. Based on this review, we believe that all filing requirements were met during 2008.

VOTING STOCK OWNED BY “BENEFICIAL OWNERS”
The following are the persons or entities known by us to own beneficially more than 5.0% of the Common Stock as of March 11, 2009.

Name and Address	Number of Shares(1)	Percent of Class
Joseph P. Moore, Jr.	171,330.000	9.94%
400 Williamson Road
Gladwyne, PA 19035

William F. Farber, Sr.	150,960.000	8.75%
Crystal Lake Road R.R. 1, Box 1281 Carbondale, PA 18407

(1)	Includes shares held: (i) directly and (ii) in various trusts.
BOARD OF DIRECTORS
PROPOSAL TO FIX THE NUMBER OF DIRECTORS AT EIGHT
Item 1 on Proxy Form
The Company desires to decrease the number of directors from ten to eight. The majority of the tasks performed by the Board of Directors is conducted by the committees of our subsidiary bank, Community Bank, except for the Nominating and Corporate Governance Committee and the Joint Audit Committee. Accordingly, the decrease of two directors on our Company’s Board of Directors will not materially affect the ability of the Board of Directors to perform its administrative and strategic development duties and responsibilities.
REQUIRED VOTE
Article 12 of the Company’s Amended Articles of Incorporation requires the exact number of directors to be fixed by a “majority of stockholders.” Therefore, for purposes of this proposal, an affirmative vote of a majority of the issued and outstanding shares is required to approve this proposal.
The Board of Directors recommends that you vote FOR the proposal to decrease the number of directors from ten to eight. Proxies solicited from the Board of Directors will be so voted unless you specify otherwise.
PROPOSAL TO ELECT THE DIRECTORS
Item 2 on Proxy Form
We have currently eight directors. Each director holds office for a one-year term. Except for William F. Farber, Sr., the Chairman, President and CEO, and David L. Baker, all of the other current directors have been determined by the Board of Directors to satisfy the independence requirements mandated by the SEC, The NASDAQ Global MarketSM and any related banking laws. Unless you withhold authority to vote for one or more of the directors, the persons named as proxies intend to vote for the election of the eight directors. All of the directors are recommended by the Board:
David L. Baker
William F. Farber, Sr.
Judd B. Fitze
Dean L. Hesser
John P. Kameen
Erwin T. Kost
Susan F. Mancuso
Joseph P. Moore, III

All directors have consented to be named in this proxy statement and to serve, if elected, as directors. The Board of Directors has no reason to believe that any of the directors should be unable to act as a director. However, if any director is unable to stand for election, the Board of Directors will designate a substitute. If a substitute is named, the proxies will vote for the election of the substitute.
REQUIRED VOTE
Directors will be elected who receive a vote equal to a plurality of the shares of stock represented at the meeting.
The Board of Directors recommends a vote FOR the directors listed above. Abstentions and votes withheld for directors will have the same effect as votes against.
THIS SECTION GIVES BIOGRAPHICAL INFORMATION ABOUT OUR DIRECTORS AND DESCRIBES THEIR MEMBERSHIPS ON BOARDS OF DIRECTORS’ COMMITTEES, THEIR ATTENDANCE AT MEETINGS AND THEIR COMPENSATION.
The following information includes the age of each director as of March 11, 2009:
DAVID L. BAKER, 63
Director since 1988 and director of Community Bank since 1993. Senior Vice President of Community Bank.
WILLIAM F. FARBER, SR., 71
Director since 1983 and director of Community Bank since 1970. Chairman of the Boards of Directors, President and CEO of us and Community Bank.
JUDD B. FITZE, 57
Director since 1995 and director of Community Bank since 1993. Partner in Farr, Davis & Fitze, a law firm.
DEAN L. HESSER, 42
Director of us and Community Bank since 2003. President of Tom Hesser Chevrolet, Inc. and Tom Hesser Nissan, LLC, automobile dealerships.
JOHN P. KAMEEN, 67
Director since 1983 and director of Community Bank since 1979. Secretary of us and Community Bank. Publisher of The Forest City News.
ERWIN T. KOST, 65
Director since 1997 and director of Community Bank since 1993. President of Kost Tire Distributors, Inc.
SUSAN F. MANCUSO, 57
Director of us and Community Bank since 2003. Partner in Mancuso & Mancuso, Accounting and Tax Service.
JOSEPH P. MOORE, III, 57
Director of us and Community Bank since 2000. Auto Dealer, Manheim Imports, an automobile dealership.

COMMITTEES OF THE BOARD OF DIRECTORS OF COMMUNITY BANK
Number of Meetings
The Board of Directors of Comm Bancorp, Inc. met 6 times during 2008. Community Bank’s Board of Directors met 12 times during 2008. All of the directors attended 75% or more of our and Community Bank’s Board of Directors and Committee meetings during 2008. In addition, our Board of Directors held two meetings in 2008 at which only independent directors were present. These meetings were held immediately after regularly scheduled meetings of the Board of Directors. For 2009, our Board of Directors has agreed to hold at least two regularly scheduled meetings of independent directors.
The following information is for committees of Community Bank. Appointments to these committees occurred March 18, 2009.

		Executive	Joint		Asset/		Asset		BSA/
Name	Executive	Compensation	Audit	Investment	Liability	Loan	Quality	Trust	AML	Marketing
David L. Baker	✓					✓	✓	✓
Thomas M. Chesnick(1)						✓	✓
William F. Farber, Sr.	✓			✓	✓	✓	✓
Judd B. Fitze		✓		✓	✓	✓		✓
Dean L. Hesser						✓	✓	✓
John P. Kameen	✓	✓		✓	✓				✓	✓
William A. Kerl(1)						✓	✓		✓	✓
Erwin T. Kost	✓	✓	✓			✓	✓
Susan F. Mancuso			✓			✓
J. Robert McDonnell(1)	✓	✓		✓	✓	✓
Joseph P. Moore, III			✓	✓	✓

(1)	Messrs. Chesnick, Kerl and McDonnell continue as directors of Community Bank due to a different age limitation.
Executive Committee
The Executive Committee is responsible for exercising the authority of the Board of Directors in the intervals between the meetings of the Board of Directors so far as may be permitted by law.
Executive Compensation Committee
The Executive Compensation Committee is responsible for reviewing salaries, compensation and personnel policies, and the fee structure for advisory boards and directors of us and Community Bank. See “Report of the Executive Compensation Committee.”
Joint Audit Committee
The Joint Audit Committee is responsible for the review and evaluation of the system of internal controls and corporate compliance with applicable rules, regulations and laws. The Joint Audit Committee meets with Community Bank’s internal auditor, the outside independent registered public accounting firm and senior management to review the scope of the internal and external audit engagements, the adequacy of the internal and external auditors, corporate policies to ensure compliance and significant changes in accounting principles. See “Joint Audit Committee Report.”
Investment Committee
The Investment Committee is responsible for reviewing the investment portfolio with regard to the purchases and sales of securities, the schedule of maturities and the portfolio’s risk and return.
Asset/Liability Committee
The Asset/Liability Committee is responsible for making recommendations to the Board of Directors regarding the asset/liability functions.

Loan Committee
The Loan Committee is responsible for reviewing and approving commercial loans, consumer loans, indirect loans and non-conforming mortgage loans in excess of $500,000 up to $2.0 million. For conforming mortgages, Fannie Mae guidelines are applicable. The full Board of Directors reviews all loans over $2.0 million.
Asset Quality Committee
The Asset Quality Committee is responsible for reviewing all credits classified for regulatory purposes, delinquencies, charge-offs, and rating trends related to Community Bank’s loan portfolio and assessing the adequacy of the allowance for loan losses account.
Trust Committee
The Trust Committee is responsible for reviewing the activities of the Trust and Wealth Management Division.
Bank Secrecy Act (“BSA”) /Anti-Money Laundering (“AML”) Compliance Committee
The BSA/AML Compliance Committee is responsible for assisting the BSA Officer in establishing policies and procedures and assurance of Community Bank’s compliance with BSA/AML laws and regulations.
Marketing Committee
The Marketing Committee is responsible for reviewing the marketing strategies.
BOARD OF DIRECTORS’ COMPENSATION
Directors’ fees are paid by Community Bank and not by Comm Bancorp, Inc. as follows:

Monthly fee for service as Community Bank director (except Chairman)	$2,000
Monthly fee for service as Community Bank Chairman	$5,000
2008 year-end bonus fee to each Community Bank director	$1,500
Community Bank directors received in the aggregate $324,000 in fees in 2008. Our Directors are not paid for attendance at Comm Bancorp, Inc.’s Board of Directors and committee meetings. These meetings usually occur at least quarterly, immediately prior to meetings of Community Bank’s Board of Directors. The following table delineates the fees, and any other form of compensation, paid to our directors in more detail.
DIRECTORS’ COMPENSATION TABLE

	Fees Earned or	All Other
Name	Paid in Cash ($)	Compensation ($)(1)		Total ($)
Judd B. Fitze	24,000	3,225	(2)	27,225
John P. Kameen	24,000	3,650	(3)	27,650
Each of our other directors	24,000	1,500	(4)	25,500

(1)	Aggregate perquisites and other personal benefits were less than $10,000 for each director, and therefore, need not be presented.

(2)	Mr. Fitze received: (i) fees totaling $1,725 for appraisal services provided to Community Bank; and (ii) a year-end cash bonus of $1,500 as director of Community Bank.

(3)	Mr. Kameen received: (i) fees totaling $2,150 for appraisal services provided to Community Bank; and (ii) a year-end cash bonus of $1,500 as director of Community Bank.

(4)	Year-end cash bonus of $1,500.
Mr. Baker is employed by Community Bank as Senior Vice President and is responsible for business development in the Susquehanna and Wyoming Counties of Pennsylvania. Mr. Baker, in addition to having extensive banking experience, is well known and respected in the communities we serve. For his services as Senior Vice President, Mr. Baker received a salary of $56,531, a discretionary cash bonus of $5,000, and contributions to Community Bank’s defined contribution plan of $2,995 in 2008. The total amount of all other perquisites received by Mr. Baker was less than $10,000.

For compensation information pertaining to Mr. Farber, the Chairman of our Board of Directors, please refer to the section of this proxy statement entitled: “Executive Compensation – Summary Compensation Table.”
EXECUTIVE COMPENSATION
Executive compensation is determined by the Executive Compensation Committee of Community Bank’s Board of Directors. We utilize annual compensation which includes salary, bonus, non-equity incentive plan compensation and contributions to Community Bank’s defined contribution plan on behalf of the executive officers. Compensation for the executive officers is reviewed annually. All executive compensation is paid by Community Bank to the applicable executive. Our named executive officers include, William F. Farber, Sr., President and CEO, Scott A. Seasock, Executive Vice President and CFO and William R. Boyle, Executive Vice President and Chief Credit Officer (“CCO”).
We do not have any long-term compensation program including those that are based upon the award of stock options and restricted stock or other long-term incentive awards.
REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE
The Executive Compensation Committee of Community Bank’s Board of Directors is responsible for developing and implementing our executive compensation program. The Executive Compensation Committee is comprised of four of our directors who also serve as directors of Community Bank, all of whom meet the independence standards contained in Rule 4200(a)(15) of the listing rules for The NASDAQ Global MarketSM and Joseph P. Moore, Jr., a director emeritus and one of our principal stockholders.
In 2008, the Executive Compensation Committee met three times to discuss the performance of the named executive officers and compared their performance, and our performance, with peer group companies. The Chair of the Executive Compensation Committee distributes relevant material to the members to assist them in discussion and review of each named executive officer’s total compensation package, for example, the Human Resource Officer of Community Bank prepares a spreadsheet delineating each named executive officer’s salary, benefits and perquisites for this committee to review. In addition, the Chair reviews current bank industry trade journals and other publications for articles on executive compensation in the banking industry and the Chair disseminates that information to members of this committee.
The members of this committee also discuss his and other named executive officers’ compensation packages with Mr. Farber, our Chairman, President and CEO, to solicit his views. Generally, this committee meets in November of each year to discuss and award bonuses to the named executive officers to be paid prior to year-end. Moreover, the committee meets at least once in the second quarter of each year to fix that year’s compensation package for each named executive officer. The Executive Compensation Committee fixes each named executive officer’s compensation package and the Chair of this committee then informs the Human Resource Officer of Community Bank of that decision.
In addition to the spreadsheet information that this committee will receive, we will also consider for 2009 compensation the contribution of each named executive officer in creating a culture of performance with integrity. We will also consider the years of service that each named executive officer has given to us and their contributions to civic life in the communities in which we conduct business.
Executive Compensation Committee
Judd B. Fitze
John P. Kameen
Erwin T. Kost
J. Robert McDonnell
Joseph P. Moore, Jr.

Annual Bonuses and Non-Equity Incentive Plan Compensation
Except for Mr. Seasock who has an older employment agreement that contains a non-equity incentive plan, the Executive Compensation Committee bases their decision for discretionary annual bonuses paid to each named executive officer on two factors. The first factor is the Executive Compensation Committee’s evaluation of each executive’s salary to the base pay levels in our peer group, consisting of 10 financial institutions located in the Northeast Region of Pennsylvania, for executives with similar responsibilities. The second factor is the evaluation of the executive’s unique role, job performance and contribution in meeting our strategic business plan and long-term objectives. The amount of discretionary cash bonus paid to each named executive officer, is reflected in the “Bonus” column of the Summary Compensation Table.
Mr. Seasock takes part in our non-equity incentive plan. His bonus is based on a formula for us achieving a certain return on average assets and percentage increase in net income ranges and is intended to serve as incentive for performance to occur over a specified period. Under the bonus formula for Mr. Seasock, the achievement ranges for return on average assets and percentage increase in net income are given equal weighting. The minimum achievement ranges were 1.00% to 1.05% for return on average assets and 5.00% to 5.90% for percentage increase in net income for 2008. The bonus Mr. Seasock earned in 2008, based on the above performance measures, is reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. The Executive Compensation Committee has the discretion to award bonuses in excess of the amounts calculated pursuant to this formula. A discretionary bonus of $13,800 was awarded to Mr. Seasock in 2008. Both the non-equity incentive plan compensation and the discretionary bonus were not paid to Mr. Seasock until 2009.
Discretionary Annual and Matching Contributions to Community Bank’s Defined Contribution Plan
Community Bank has a defined contribution plan, which covers all employees who have completed 1,000 hours of service, attained twenty-one (21) years of age and have been employed by Community Bank for at least one year. Normal retirement age is sixty-five (65). The normal retirement benefit is the accumulated account balance of contributions, investment income and forfeitures. The annual contribution is determined by the Board of Directors and is based on a prescribed percentage of annual net income allocated to each participant on a pro-rata share of compensation covered under the plan. Investment income is allocated to each participant based on a pro-rata share of the account balances accumulated at the beginning of the year. Forfeitures are allocated to each participant based on a pro-rata share of compensation covered under the plan.
The defined contribution plan includes the provisions under section 401(k) of the Internal Revenue Code (“401(k)”). This 401(k) feature of the plan permits employees to make voluntary, pre-tax contributions up to 25.0% of their compensation. Our contributions to the 401(k) are based on 100.0% matching of voluntary contributions up to 3.0% of the employee’s eligible compensation. If a participant separates from service prior to retirement, the participant will be entitled to 100.0% of their contributions made under the 401(k) and also a portion of Community Bank’s matching 401(k) contributions and annual discretionary contributions based on years of service according to the following schedule:

Years of Service	Vested Interest
Less than 1	0%
1	20%
2	40%
3	60%
4	80%
5	100%
A participant is always 100.0% vested in pension plan transferred balances.
During 2008, annual discretionary contributions of $127,700 were allocated among participants’ accounts under the defined contribution plan. Discretionary matching contributions under the 401(k) feature of the plan totaled $162,581 in 2008. Contributions made by Community Bank on behalf of the named executive officers to the plan are included in the “All Other Compensation” column of the Summary Compensation Table. Mr. Farber has 8 years, Mr. Seasock has 22 years and Mr. Boyle has 24 years of credited service under this plan.

Severance and Change in Control Benefits
In order to retain our long-serving and key named executive officers, we entered into employment agreements with Scott A. Seasock, Executive Vice President and CFO and William R. Boyle, Executive Vice President and CCO. The employment agreements contain a provision for a severance payment based on our non-renewal of the agreement or a change-in-control of us or Community Bank.
With respect to the severance payment for our non-renewal under these employment agreements, the affected named executive officer may, at his sole discretion, terminate his employment and receive a lump-sum severance payment equal to 24 months of his then current salary, net of all applicable withholding taxes. The affected named executive officer will receive no other benefits and perquisites as a result of such termination.
With respect to these employment agreements, if a change-in-control of us or Community Bank occurs and the affected named executive officer is terminated because of the change-in-control or for any other good reason, as defined below, then we or our successor is obligated to pay to such terminated named executive officer, for a 24-month period, his then current salary, net of all applicable withholding taxes, and premiums to maintain his long-term disability insurance and medical insurance. Any other benefits and perquisites for such affected named executive officer shall cease upon such termination.
The employment agreements have a non-compete restriction that is triggered if the affected named executive officer is terminated for cause or such executive officer resigns from employment for other than a good reason. These executive officers agreed not to enter into competition with us or Community Bank for six months after such termination within the Pennsylvania counties of Lackawanna, Susquehanna, Wayne and Wyoming, and within 20 miles of any branch office located outside these counties which was established during such executive officer’s employment with us and Community Bank.
The following table sets forth the estimated aggregate amount of such severance and change-in-control payments that each of the two named executive officers would receive based upon their salary and benefits as of December 31, 2008, if a termination event as described above had occurred:

		Estimated Aggregate Amount
	Estimated Lump-Sum Severance	to be Paid as a Result of
	Payment as a Result of Non-	Change-In-Control under the
Name and Title	Renewal of Agreement ($)(1)	Employment Agreement ($)(2)
Scott A. Seasock Executive Vice President and CFO	310,819	344,786
William R. Boyle Executive Vice President and CCO	310,819	320,786

(1)	This estimated amount is gross salary without any deductions for applicable withholding taxes.

(2)	This estimated amount includes gross salary without any deductions for applicable withholding taxes and 24 months of premiums for long-term disability insurance and medical insurance. This estimated amount has not been reduced to a present worth value.
A change in control under these agreements is generally defined as:
▪	A substantial sale or disposition of our or Community Bank’s assets or operations;

▪	A person holding beneficial ownership of enough shares of our stock to gain majority control of the Board of Directors; or

▪	At any time during any 24 consecutive months commencing with the date of these agreements, a majority of the directors of us or Community Bank are persons who were not members of the respective boards at the beginning of such period, unless changes in the board’s membership were the result of death, voluntary resignation or retirement.

A termination for good reason under these agreements is generally defined as:
▪	Without the officer’s consent, any assignment of duties other than duties described in the agreement;

▪	Any removal of the officer from, or failure to re-elect the officer to, his position for cause;

▪	Any failure to pay the officer his benefits as described in his agreement;

▪	Any material breach of the agreement by us or Community Bank; or

▪	A change in control.
SUMMARY COMPENSATION TABLE
The following table presents compensation information for the years ended December 31, 2008 and 2007, for the named executive officers.

				Non-Equity
				Incentive Plan	All Other
		Salary	Bonus	Compensation	Compensation	Total
Name and Position	Year	($)	($)	($)	($)(1)	($)
William F. Farber, Sr.	2008	161,090	30,000	-0-	70,274	261,364
President and CEO	2007	160,645	30,000	-0-	73,064	263,709
Scott A. Seasock	2008	155,410	13,800	6,200	8,924	184,334
Executive Vice President and CFO	2007	143,153	4,180	16,820	10,317	174,470
William R. Boyle	2008	155,410	20,000	-0-	8,905	184,315
Executive Vice President and CCO	2007	143,153	20,000	-0-	10,040	173,193

(1)	Represents contributions Community Bank made on behalf of the named executive officers pursuant to the defined contribution plan, except for Mr. Farber who also received director fees of $61,500 for services as Chairman of the Board of Community Bank. Aggregate perquisites and other personal benefits were less than $10,000 for each named executive officer, and therefore, need not be presented.
CERTAIN TRANSACTIONS AND RELATIONSHIPS
We encourage our directors and executive officers to have banking and financial transactions with Community Bank. All of these transactions are made on comparable terms and with similar interest rates as those prevailing for other customers.
The total consolidated loans made by Community Bank at December 31, 2008, to our directors and officers as a group, members of their immediate families and companies in which they have a 10.0% or more ownership interest were $7.6 million or 13.1% of our total consolidated capital accounts. The largest aggregate balance for these loans in 2008 was $7.9 million or 13.6% of our total consolidated capital accounts. During 2008, advances and repayments on these loans were $1.1 million and $1.4 million, respectively. These loans did not involve more than the normal risk of collectibility nor did they present any other unfavorable features.
JOINT AUDIT COMMITTEE REPORT
THIS SECTION CONTAINS INFORMATION REGARDING THE RESPONSIBILITIES OF THE JOINT AUDIT COMMITTEE AND THE MEMBER OF THE COMMITTEE IDENTIFIED AS THE FINANCIAL EXPERT. IT ALSO CONTAINS THE REPORT OF THE JOINT AUDIT COMMITTEE EXPLAINING THE RECOMMENDATIONS OF THE COMMITTEE REGARDING OUR FINANCIAL STATEMENTS AND SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.
The Joint Audit Committee is made up of the following directors: Susan F. Mancuso, Chairperson; Erwin T. Kost and Joseph P. Moore, III. For more background information on these directors, see the section entitled “Board of Directors.” The Joint Audit Committee operates pursuant to a charter approved and adopted by the Boards of Directors of us and Community Bank. A copy of our written Charter of the Joint Audit Committee, as amended, is filed at Exhibit 99(i) to our Annual Report on Form 10-K for the year ended December 31, 2006, Commission File Number: 0-17455, and is

incorporated by reference in its entirety into this proxy statement. The Charter is posted on our website at www.combk.com and will be provided, without charge, upon written request to Comm Bancorp, Inc., 125 North State Street, Clarks Summit, PA 18411, Attn: Investor Relations. In accordance with the charter, all of the members of the Joint Audit Committee are independent and financially literate and at least one member of the Joint Audit Committee has accounting or related financial management expertise. On an annual basis, the Joint Audit Committee shall review and reassess the adequacy of the provisions of its charter and make any changes that it feels are necessary to fulfill its duties and responsibilities.
The Board of Directors has identified Susan F. Mancuso as the Joint Audit Committee’s financial expert. Mrs. Mancuso is a licensed Pennsylvania public accountant. Mrs. Mancuso received degrees of a Bachelor of Science in Accounting and a Master of Business Administration. From 1976 to the present, she has practiced in the area of taxation, specializing in taxation and financial advisement. During the years 1980 through 1986, she was engaged to perform governmental and school audits. She is a licensed Accredited Tax Preparer and Tax Advisor and member of the National Society of Public Accountants and the Pennsylvania Society of Public Accountants.
The Joint Audit Committee, on behalf of the Board, oversees our financial reporting process. In fulfilling its oversight responsibilities, the Joint Audit Committee reviewed with management the audited financial statements and the footnotes to these statements for the fiscal year 2008 Annual Report to Stockholders and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.
Our independent registered public accounting firm is responsible for expressing an opinion on the conformity of our audited financial statements to United States generally accepted accounting principles. The Joint Audit Committee reviewed and discussed with the independent registered public accounting firm their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters required to be discussed by the Joint Audit Committee with the independent registered public accounting firm under auditing standards of the Public Company Accounting Oversight Board (United States). The independent registered public accounting firm has expressed the opinion that our audited financial statements conform to United States generally accepted accounting principles.
The Joint Audit Committee discussed with the independent registered public accounting firm, their independence from management and us, and received from them the written disclosures concerning their independence required by the Independence Standards Board to be made by the independent registered public accounting firm to us.
Over the past year, the Joint Audit Committee discussed with our independent registered public accounting firm the overall scope and plans for their respective audits. The Joint Audit Committee met with the internal auditor and independent registered public accounting firm to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting.
In reliance on the reviews and discussions referred to above, the Joint Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2008. The Joint Audit Committee also recommended to the Board of Directors the selection of Beard Miller Company LLP, Certified Public Accountants, to serve as our independent registered public accounting firm for the year ending December 31, 2009.
Submitted by the Joint Audit Committee
Susan F. Mancuso
Erwin T. Kost
Joseph P. Moore, III

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL TO RATIFY THE APPOINTMENT OF BEARD MILLER COMPANY LLP
Item 3 on Proxy Form
As discussed in the Joint Audit Committee Report in this proxy statement, the Board of Directors has appointed Beard Miller Company LLP, Certified Public Accountants, for 2009. Beard Miller Company LLP has no other relationship with us or Community Bank except the existing professional relationship as certified public accountants. Representatives of Beard Miller Company LLP have direct access to members of the Joint Audit Committee and regularly attend their meetings.
A representative of Beard Miller Company LLP will attend the stockholders’ meeting and will have the opportunity to make a statement if he or she desires to do so. This representative will also be available to respond to appropriate questions.
REQUIRED VOTE
The proposal will be approved if it receives an affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the meeting.
The Board of Directors recommends that you vote FOR the approval of the appointment of Beard Miller Company LLP. Proxies solicited by the Board of Directors will be so voted unless you specify otherwise.
INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FEES AND SERVICES
THIS SECTION PROVIDES INFORMATION ABOUT THE FEES BILLED FOR PROFESSIONAL SERVICES RENDERED BY OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.
The fees billed for professional services rendered by our independent registered public accounting firm, for each of the two years ended December 31, 2008 and 2007 are summarized as follows:

	2008	2007
Audit fees(1)	$107,730	$104,178
Audit-related fees(2)		6,000

Total	$107,730	$110,178

(1)	Audit fees consist of fees billed for services rendered for the audit of our annual financial statements on Form 10-K and review of financial statements included in our Form 10-Q, or services that are normally provided in connection with statutory and regulatory filings.

(2)	Audit-related fees consist of fees billed for services rendered for assurance and related services on our tender offer.
All services that were performed in 2008 and 2007 by Beard Miller Company LLP were done by permanent, full-time employees and partners of that firm.
The Joint Audit Committee considered whether the provision of the services rendered above was compatible with maintaining the independence of Beard Miller Company LLP in 2008 and 2007 as the independent registered public accounting firm. The Joint Audit Committee concluded that the independence of the firm was maintained.
The Joint Audit Committee’s pre-approval policies and procedures related to products and services provided by its independent registered public accounting firm are explained in the Charter of the Joint Audit Committee of us and Community Bank. All of the Audit Fees and Audit-Related Fees were pre-approved by the Audit Committee for each of the two years ended December 31, 2008 and 2007.

OTHER INFORMATION
THIS SECTION SETS OUT OTHER INFORMATION YOU SHOULD KNOW BEFORE YOU VOTE.
NO SIGNIFICANT LEGAL PROCEEDINGS
We and Community Bank are not parties to any legal proceedings that could have any significant effect upon our financial condition or income. In addition, we and Community Bank are not parties to any legal proceedings under federal and state environmental laws.
OTHER PROPOSED ACTIONS
The Board of Directors is not aware of any other matters to be presented at the meeting. If any other matters should properly come before the meeting, the persons named in the enclosed proxy form will vote the proxies in accordance with their best judgment.
STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING
Stockholder proposals for the 2010 Annual Meeting must be received by January 7, 2010, to be considered for inclusion in our 2010 Proxy Statement. Stockholder proposals for the 2010 Annual Meeting for which the proponents do not desire them to be included in our 2010 Proxy Statement must be received by March 23, 2010. Such proposals should be addressed to the Secretary.
ADDITIONAL INFORMATION AVAILABLE
We file reports, proxy and information statements and other information electronically with the SEC through the Electronic Data Gathering Analysis and Retrieval filing system. Stockholders and other interested parties may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F. Street, N.E., Washington, DC 20549 on official business days between the hours of 10:00 am and 3:00 pm EST. Information can be obtained on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The SEC’s website address is www.sec.gov. Copies of our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC may be obtained without charge by writing to Comm Bancorp, Inc., 125 North State Street, Clarks Summit, PA 18411, Attn: Investor Relations or through our website at www.combk.com.
Additional information concerning Corporate Governance issues is available on our website under the tab “Bank-Investor Relations” and then under the heading “Corporate Governance.”
In addition, a copy of the Annual Disclosure Statement of Community Bank may be obtained, without charge, from Scott A. Seasock, CFO.

PROXY
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 5, 2009
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby constitutes and appoints Scott A. Seasock and William R. Boyle and each or any of them, Proxies of the undersigned, with full power of substitution, to vote all of the shares of Comm Bancorp, Inc. that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Comm Bancorp, Inc. to be held at Elk Mountain Ski Resort, Route 374, Union Dale, Pennsylvania 18470, on Friday, June 5, 2009, at 10:30 a.m., prevailing time, and at any adjournment or postponement thereof as follows:
1.	PROPOSAL TO FIX THE NUMBER OF DIRECTORS TO BE ELECTED AT EIGHT.

☐	FOR	☐	AGAINST
The Board of Directors recommends a vote FOR this proposal.
2.	PROPOSAL TO ELECT THE DIRECTORS TO SERVE FOR A ONE-YEAR TERM.

☐	FOR ALL DIRECTORS LISTED BELOW	☐	WITHHOLD AUTHORITY – to
	(except as marked to the contrary below)		vote for all directors listed below
(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL
DIRECTOR, WRITE THAT DIRECTOR’S NAME ON THE SPACE PROVIDED BELOW.)
David L. Baker, William F. Farber, Sr., Judd B. Fitze, Dean L. Hesser,
John P. Kameen, Erwin T. Kost, Susan F. Mancuso, Joseph P. Moore, III
The Board of Directors recommends a vote FOR the proposal to elect the Directors.

3.	PROPOSAL TO RATIFY THE APPOINTMENT OF BEARD MILLER COMPANY LLP, AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR COMM BANCORP, INC. FOR THE YEAR ENDING DECEMBER 31, 2009.

☐	FOR	☐	AGAINST
The Board of Directors recommends a vote FOR this proposal.
4.	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF.
THIS PROXY, WHEN PROPERLY SIGNED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL DIRECTORS LISTED ABOVE AND FOR PROPOSALS 1 AND 3.

Number of Shares Held of Record on
March 11, 2009 -

Dated:	, 2009

Signature(s)	(Seal)

☐      Please check this box if you plan to attend the Annual Meeting. If so, number attending:
THIS PROXY MUST BE DATED AND SIGNED BY THE STOCKHOLDER. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE. IF MORE THAN ONE TRUSTEE, ALL SHOULD SIGN. IF STOCK IS HELD JOINTLY, EACH OWNER SHOULD SIGN.